
                                                                     EXHIBIT 2.1


                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER


                                 By and Between

                               CNB HOLDINGS, INC.

                                       and

                       MOUNTAINBANK FINANCIAL CORPORATION


                                  June 20, 2002

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                                TABLE OF CONTENTS

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ARTICLE I.  THE MERGER..................................................................................     1
      1.01.   Names of Merging Corporations.............................................................     1
      1.02.   Nature of Transaction; Plan of Merger.....................................................     1
      1.03.   Effect of Merger; Surviving Corporation...................................................     2
      1.04.   Assets and Liabilities of CNB.............................................................     2
      1.05.   Conversion and Exchange of Stock..........................................................     2
              (a)      Conversion of CNB Stock..........................................................     2
              (b)      Election of Form of Consideration................................................     3
              (c)      Required Ratio of Consideration; Allocations of Consideration....................     3
              (d)      Exchange and Payment Procedures; Surrender of Certificates.......................     3
              (e)      Antidilutive Adjustments.........................................................     4
              (f)      Dissenters.......................................................................     4
              (g)      Fractional Shares................................................................     4
              (h)      Lost Certificates................................................................     4
      1.06.   Articles of Incorporation, Bylaws and Management..........................................     4
      1.07.   Closing; Effective Time...................................................................     4

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CNB.......................................................     5
      2.01.   Organization; Standing; Power.............................................................     5
      2.02.   Capital Stock.............................................................................     5
      2.03.   Principal Shareholders....................................................................     5
      2.04    Subsidiaries..............................................................................     6
      2.05    Convertible Securities, Options, Etc......................................................     6
      2.06    Authorization and Validity of Agreement...................................................     6
      2.07.   Validity of Transactions; Absence of Required Consents or Waivers.........................     6
      2.08.   CNB Books and Records.....................................................................     7
      2.09.   CNB Reports...............................................................................     7
      2.10.   CNB Financial Statements..................................................................     7
      2.11.   CNB Tax Returns and Other Tax Matters.....................................................     7
      2.12.   Absence of Material Adverse Changes or Certain Other Events...............................     8
      2.13.   Absence of Undisclosed Liabilities........................................................     8
      2.14.   Compliance with Existing Obligations......................................................     8
      2.15.   Litigation and Compliance with Law........................................................     8
      2.16.   Real Properties...........................................................................     9
      2.17.   Loans, Accounts, Notes and Other Receivables..............................................    10
      2.18.   Securities Portfolio and Investments......................................................    10
      2.19.   Personal Property and Other Assets........................................................    11
      2.20.   Patents and Trademarks....................................................................    11
      2.21.   Environmental Matters.....................................................................    11
      2.22.   Absence of Brokerage or Finders Commissions...............................................    12
      2.23.   Material Contracts........................................................................    13
      2.24.   Employment Matters; Employee Relations....................................................    13
      2.25.   Employment Agreements; Employee Benefit Plans.............................................    14
      2.26.   Insurance.................................................................................    15
      2.27.   Insurance of Deposits.....................................................................    16
      2.28.   Obstacles to Regulatory Approval .........................................................    16
      2.29.   Disclosure................................................................................    16

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF MFC.......................................................    16
      3.01.   Organization; Standing; Power.............................................................    16
      3.02.   Capital Stock.............................................................................    16
      3.03.   Authorization and Validity of Agreement...................................................    16
      3.04.   Validity of Transactions; Absence of Required Consents or Waivers.........................    17
      3.05.   MFC Reports...............................................................................    17
      3.06.   MFC Financial Statements..................................................................    17
      3.07.   Absence of Material Adverse Changes or Certain Other Events...............................    18
      3.08.   Litigation and Compliance with Law........................................................    18
      3.09.   Obstacles to Regulatory Approval..........................................................    18
      3.10.   Disclosure................................................................................    18
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                                       ii

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ARTICLE IV. COVENANTS OF CNB............................................................................    18
      4.01.   Affirmative Covenants of CNB..............................................................    18
              (a)      CNB Shareholders' Meeting........................................................    18
              (b)      Affiliates Agreements............................................................    19
              (c)      Conduct of Business Prior to Effective Time......................................    19
              (d)      Periodic Financial and Other Information.........................................    20
              (e)      Notice of Certain Changes or Events..............................................    20
              (f)      Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters............    20
              (g)      Loan Charge-Offs.................................................................    21
              (h)      Credit Files and Documentation...................................................    21
              (i)      Correction of Credit Documentation and Compliance Deficiencies...................    21
              (j)      Consents to Assignment of Contracts and Leases...................................    21
              (k)      Access...........................................................................    21
              (l)      Pricing of Deposits or Loans.....................................................    22
              (m)      Further Action; Instruments of Transfer..........................................    22
      4.02.   Negative Covenants of CNB.................................................................    22
              (a)      Amendments to Articles of Incorporation or Bylaws................................    22
              (b)      Change in Capitalization.........................................................    22
              (c)      Sale or Issuance of Shares.......................................................    22
              (d)      Purchase or Redemption of Shares.................................................    22
              (e)      Options, Warrants and Rights.....................................................    22
              (f)      Dividends........................................................................    22
              (g)      Employment, Benefit or Retirement Agreements or Plans............................    23
              (h)      Increase in Compensation; Bonuses................................................    23
              (i)      Accounting Practices.............................................................    23
              (j)      Acquisitions; Additional Branch Offices..........................................    23
              (k)      Changes in Business Practices....................................................    23
              (l)      Exclusive Merger Agreement.......................................................    23
              (m)      Acquisition or Disposition of Assets.............................................    24
              (n)      Debt; Liabilities................................................................    24
              (o)      Liens; Encumbrances..............................................................    24
              (p)      Waiver of Rights.................................................................    24
              (q)      Other Contracts..................................................................    25
              (r)      Deposit Liabilities..............................................................    25
              (s)      Loans, Extensions of Credit and Loan Commitments.................................    25

ARTICLE V. COVENANTS OF MFC.............................................................................    25
      5.01.   Registration Statement....................................................................    25
      5.02.   "Blue Sky" Approvals......................................................................    25
      5.03.   Employees; Employee Benefits..............................................................    26
              (a)      Employment of Community Employees................................................    26
              (b)      Employee Benefits................................................................    26
      5.04.   Further Action; Instruments of Transfer...................................................    26
      5.05    Name Following Effective Time.............................................................    26

ARTICLE VI. ADDITIONAL AGREEMENTS.......................................................................    26
      6.01    Preparation and Distribution of Proxy Statement/Prospectus................................    26
      6.02.   Regulatory Approvals......................................................................    27
      6.03.   Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals .....    27
      6.04.   Announcements; Confidential Information...................................................    27
      6.05.   Real Property Matters.....................................................................    29
      6.06.   Treatment of 401(k) Plan..................................................................    30
      6.07.   Directors' and Officers' Liability Insurance..............................................    30
      6.08.   Tax Opinion...............................................................................    30
      6.09.   Final Tax Return..........................................................................    30
      6.10.   Restriction on MFC Stock Issued to Certain Persons........................................    30
              (a)      Affiliates of CNB................................................................    30
              (b)      Affiliates of MFC................................................................    30
      6.11.   Expenses..................................................................................    31
      6.12.   Directors.................................................................................    31
      6.13.   Cancellation of CNB Options...............................................................    31
      6.14.   President of Community....................................................................    32
      6.15.   Due Diligence Reviews and Right to Terminate..............................................    32
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                                       iii

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ARTICLE VII. CONDITIONS PRECEDENT TO MERGER.............................................................    32
      7.01.   Conditions to all Parties' Obligations....................................................    32
              (a)      Approval by Regulatory Authorities;  Disadvantageous Conditions..................    33
              (b)      Adverse Proceedings, Injunction, Etc.............................................    33
              (c)      Approval by Boards of Directors and Shareholders.................................    33
              (d)      Fairness Opinion.................................................................    33
              (e)      Tax Opinion......................................................................    33
              (f)      No Termination or Abandonment....................................................    33
              (g)      Articles of Merger; Other Actions................................................    33
      7.02.   Additional Conditions to CNB's Obligations................................................    34
              (a)      Material Adverse Change..........................................................    34
              (b)      Compliance with Laws.............................................................    34
              (c)      MFC's Representations and Warranties
                        and Performance of Agreements; Officers' Certificate...........................     34
              (d)      Legal Opinion of MFC's Counsel...................................................    34
              (e)      Other Documents and Information..................................................    34
              (f)      Acceptance by CNB's Counsel......................................................    34
      7.03.   Additional Conditions to MFC's Obligations................................................    34
              (a)      Material Adverse Change..........................................................    35
              (b)      Compliance with Laws.............................................................    35
              (c)      CNB's Representations and Warranties
                        and Performance of Agreements; Officers' Certificate............................    35
              (d)      Affiliates Agreements............................................................    35
              (e)      Legal Opinion of CNB's Counsel...................................................    35
              (f)      Other Documents and Information..................................................    35
              (g)      Merger Expenses..................................................................    36
              (h)      Director Resignations............................................................    36
              (i)      Option Cancellation Agreements...................................................    36
              (j)      Consents to Assignments..........................................................    36
              (j)      Acceptance by MFC's Counsel......................................................    36

ARTICLE VIII. TERMINATION; BREACH; REMEDIES.............................................................    36
      8.01.   Mutual Termination........................................................................    36
      8.02.   Unilateral Termination....................................................................    36
              (a)      Termination by MFC...............................................................    36
              (b)      Termination by CNB...............................................................    37
              (c)      Survival of Certain Covenants Following Termination..............................    38
      8.03.   Breach; Remedies..........................................................................    39

ARTICLE IX.  INDEMNIFICATION............................................................................    39
      9.01.   Indemnification Following Termination of Agreement........................................    39
              (a)      By CNB...........................................................................    39
              (b)      By MFC...........................................................................    40
      9.02.   Procedure for Claiming Indemnification....................................................    41

ARTICLE X.  MISCELLANEOUS PROVISIONS....................................................................    41
      10.01.  Survival of Representations, Warranties, Indemnification and Other Agreements.............    41
      10.02.  Waiver....................................................................................    41
      10.03.  Amendment.................................................................................    42
      10.04.  Notices...................................................................................    42
      10.05.  Further Assurance.........................................................................    42
      10.06.  Headings and Captions.....................................................................    42
      10.07.  Gender and Number.........................................................................    42
      10.08.  Entire Agreement..........................................................................    42
      10.09.  Severability of Provisions................................................................    43
      10.10.  Assignment................................................................................    43
      10.11.  Counterparts..............................................................................    43
      10.12.  Governing Law.............................................................................    43
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                                       iv

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
      10.13.  Previously Disclosed Information..........................................................    43
      10.14.  Best Knowledge............................................................................    43
      10.15.  Inspection................................................................................    43

      EXHIBIT A - Plan of Merger........................................................................   A-1
      EXHIBIT B - Form of Affiliates Agreement..........................................................   B-1

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                 By and Between
                           CNB BANKSHARES CORPORATION
                                       and
                       MOUNTAINBANK FINANCIAL CORPORATION

             THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is entered into as of the 20th day of June, 2002, by and between CNB HOLDINGS, INC. ("CNB") and MOUNTAINBANK FINANCIAL CORPORATION ("MFC").

             WHEREAS, CNB is a Virginia business corporation with its principal office and place of business located in Pulaski, Virginia, and is the owner of all the outstanding shares of common stock of Community National Bank ("Community");

             WHEREAS, Community is a national banking association with its main office and place of business located in Pulaski, Virginia, and is the wholly-owned subsidiary of CNB; and,

             WHEREAS, MFC is a North Carolina business corporation with its principal office and place of business located in Hendersonville, North Carolina, and is the owner of all the outstanding shares of common stock of MountainBank; and,

             WHEREAS, MountainBank is a North Carolina banking corporation with its principal office and place of business located in Hendersonville, North Carolina, and is the wholly-owned subsidiary of MFC; and,

             WHEREAS, CNB and MFC have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for CNB to be merged with and into MFC in the manner and upon the terms and conditions contained in this Agreement; and,

             WHEREAS, to effectuate the foregoing, CNB and MFC desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

             WHEREAS, CNB's Board of Directors has approved this Agreement; and,

             WHEREAS, MFC's Board of Directors has approved this Agreement.

             NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, CNB and MFC hereby adopt and make this Agreement and mutually agree as follows:

                              ARTICLE I. THE MERGER

     1.01. NAMES OF MERGING CORPORATIONS. The corporations proposed to be merged are CNB and MFC.

     1.02. NATURE OF TRANSACTION; PLAN OF MERGER. Subject to the provisions of this Agreement, at the "Effective Time" (as defined in Paragraph 1.07 below), CNB will be merged into and with MFC (the "Merger") as provided in the plan of merger (the "Plan of Merger") attached as Exhibit A to this Agreement.

     1.03. EFFECT OF MERGER; SURVIVING CORPORATION. At the Effective Time, and by reason of the Merger, (i) the separate corporate existence of CNB shall cease, while the corporate existence of MFC as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger, and (ii) Community will become a wholly-owned banking subsidiary of MFC. The duration of the corporate existence of MFC, as the surviving corporation, shall be perpetual and unlimited.

     1.04. ASSETS AND LIABILITIES OF CNB. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of CNB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to CNB, whether tangible or intangible) shall be transferred to and vest in MFC; and MFC shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of CNB, all without any conveyance, assignment or further act or deed; and MFC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of CNB as of the Effective Time.

     1.05.   CONVERSION AND EXCHANGE OF STOCK.

             (a) Conversion of CNB Stock. Except as otherwise provided in this Agreement, at the Effective Time all rights of CNB's shareholders with respect to all outstanding shares of CNB's common stock, $5.00 par value per share ("CNB Stock"), shall cease to exist; and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by CNB, MFC or any CNB shareholder, into the right to receive (i) a number of shares of MFC's common stock, $4.00 par value per share ("MFC Common Stock") calculated in the manner described below, or (ii) cash in the amount of $13.50.

                 As further described in Paragraph 1.05(b), and subject to the limitations described herein, each CNB shareholder will have the right to elect the form of consideration into which his or her CNB Stock is converted and may elect to receive a combination of cash and MFC Common Stock.

                 The number of shares of MFC Common Stock into which a CNB shareholder may elect for each share of his or her CNB Stock to be converted at the Effective Time shall be the number (rounded to four decimal places) equal to $13.50 divided by the "Market Value" (as defined below). For purposes of this Paragraph 1.05, the "Market Value" of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, then on Nasdaq) for the 20 trading days immediately preceding the business day prior to the "Closing Date" (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the number of shares of MFC Common Stock into which CNB Stock will be converted, the Market Value used in the calculation shall not exceed $24.32 per share or be less than $17.98 per share. If the amount determined as described above as the Market Value is more than $24.32, then the Market Value shall be deemed to be $24.32, and if the amount determined as described above as the Market Value is less than $17.98, then the Market Value shall be deemed to be $17.98.

                 At the Effective Time, and without any action by CNB, MFC or any CNB shareholder, CNB's stock transfer books shall be closed, and there shall be no further transfers of CNB Stock on its stock transfer books nor the registration of any transfer of a certificate evidencing CNB Stock (a "CNB Certificate") by any holder thereof. The holders of CNB Certificates shall cease to be, and shall have no further rights as, stockholders of CNB other than as provided in this Agreement. Following the Effective Time, CNB Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their CNB Stock was converted at the Effective Time, or, in the case of CNB Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under

Title 13.1, Chapter 9, Article 15 of the Code of Virginia (1950), as amended ("Dissenters' Rights"), cash as provided in that statute.

             (b) Election of Form of Consideration. Subject to the limitations described in this Agreement, each CNB shareholder shall have the right to elect the form of consideration into which his or her shares of CNB Stock will be converted and may elect to receive a combination of cash and MFC Common Stock by having a portion of his or her shares converted into one form of consideration and the remaining shares converted into the other form of consideration. Each shareholder's election must be made in writing in a form prescribed by MFC (an "Election of Consideration") which must be signed by the shareholder and delivered to MFC within 15 days following the approval of this Agreement by CNB's shareholders. Each shareholder of CNB who does not return an Election of Consideration, or whose Election of Consideration is received by MFC after the time prescribed, shall be deemed by MFC to have elected for 50% his or her shares of CNB Stock to be converted into MFC Common Stock and for the other 50% of those shares to be converted into cash.

             (c) Required Ratio of Consideration; Allocations of Consideration. Notwithstanding the right of CNB's shareholders to elect the form of consideration into which their shares of CNB Stock are converted, the aggregate value of the MFC Common Stock into which all shares of CNB Stock are converted at the Effective Time (the "Aggregate Stock Value," which shall be based on the Market Value of the MFC Common Stock as described above) shall not be (i) less than 100% of the aggregate of the cash consideration paid in connection with the transaction (the "Aggregate Cash Value"), including (A) the aggregate amount of cash into which shares of CNB Stock are converted (including shares held by shareholders who exercise Dissenters' Right), (B) cash paid by MFC in lieu of issuing fractional shares of MFC Common Stock as described below, and (C) cash paid by CNB upon the cancellation of outstanding options to purchase shares of CNB Stock, or (ii) more than 55% of the total of (A) the Aggregate Stock Value, plus (B) the Aggregate Cash Value. Following receipt of Elections of Consideration from all CNB's shareholders (including the elections that shareholders are deemed to have made as described above as result of not returning Elections of Consideration), then the minimum number of additional shares of MFC Common Stock, or the minimum amount of additional cash, in either case sufficient to result in a ratio of MFC Common Stock and cash within the above range, will be allocated by MFC pro rata among CNB's shareholders (other than shareholders who exercise Dissenters' Rights). Such allocations may be made in such manner as MFC, after consulting with CNB, considers to be reasonable and appropriate, and MFC's decision regarding any such allocation shall be final and binding on CNB's shareholders and both parties to this Agreement.

             (d) Exchange and Payment Procedures; Surrender of Certificates. As promptly as practicable, but not more than ten business days following the Effective Time, MFC shall send or cause to be sent to each former CNB shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering CNB Certificates to MFC or to an exchange agent appointed by MFC. Upon the proper surrender and delivery to MFC or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of CNB of his or her CNB Certificate(s), and in exchange therefor, MFC shall as soon as practicable issue and deliver to the shareholder stock certificates and/or a check evidencing the consideration into which the shareholder's CNB Stock was converted at the Effective Time, together with cash for any fractional shares of MFC Common Stock calculated as described in Paragraph 1.05(g) below.

                 Subject to Paragraph 1.05(h), no certificate evidencing MFC Common Stock or check for cash shall be issued or delivered to any former CNB shareholder unless and until that shareholder shall have properly surrendered to MFC or its agent the CNB Certificate(s) formerly representing his or her shares of CNB Stock, together with a properly completed Transmittal Letter. Further, until a former CNB shareholder's CNB Certificates are so surrendered and certificates evidencing any MFC Common Stock into which his or her CNB Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by MFC with respect to that MFC

Common Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former CNB shareholder. However, MFC shall hold the amount of any dividend or distribution related to the MFC Common Stock issued to such shareholder, and upon the proper surrender of the shareholder's CNB Certificate and the issuance to that shareholder of a certificate representing any MFC Common Stock to which the shareholder is entitled, MFC shall pay to such shareholder any dividend paid or any distribution made to the holders of its MFC Common Stock of record in the interim between the Effective Time and such surrender and issuance, without interest.

             (e) Antidilutive Adjustments. If, prior to the Effective Time, CNB shall declare any dividend payable in shares of CNB Stock, or shall subdivide, split, reclassify or combine the presently outstanding shares of CNB Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of MFC Common Stock and/or cash, as the case may be, into which each share of CNB Stock will be converted at the Effective Time pursuant to this Agreement.

             (f) Dissenters. Any shareholder of CNB who properly exercises Dissenters' Rights shall be entitled to receive payment of the fair value of his or her shares of CNB Stock in the manner and pursuant to the procedures provided for in Title 13.1, Chapter 9, Article 15 of the Code of Virginia (1950), as amended. Shares of CNB Stock held by persons who exercise Dissenters' Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of CNB who exercises Dissenters' Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then that shareholder shall be deemed by MFC to have elected for 50% his or her shares of CNB Stock to be converted into MFC Common Stock and for the other 50% of those shares to be converted into cash as of the Effective Time as provided in this Paragraph 1.05.

             (g) Fractional Shares. If the conversion of the shares of CNB Stock held by any CNB shareholder results in a fraction of a share of MFC Common Stock, then, in lieu of issuing that fractional share, MFC will pay to that shareholder cash in an amount equal to that fraction multiplied by the Market Value.

             (h) Lost Certificates. Following the Effective Time, shareholders of CNB whose CNB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into which their CNB Stock has been converted in accordance with and upon compliance with reasonable conditions imposed by MFC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amount satisfactory to MFC.

     1.06. ARTICLES OF INCORPORATION, BYLAWS AND MANAGEMENT. The Articles of Incorporation and Bylaws of MFC in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of MFC as the surviving corporation in the Merger, and the officers and directors of MFC in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

     1.07. CLOSING; EFFECTIVE TIME. The consummation and closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of MFC's legal counsel, Ward and Smith, P.A., in Raleigh, North Carolina, or at such other place as MFC shall designate, on a date mutually agreed upon by CNB and MFC (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 30 days following the expiration of all such required waiting periods). At the Closing, CNB and MFC shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina and Virginia law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

     Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the "Effective Time") specified in Articles of Merger executed by MFC and filed by it with, and as provided in the Certificates of Merger issued by, the North Carolina Secretary of State and the Virginia State Corporation Commission in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF CNB

     CNB hereby makes the following representations and warranties to MFC.

     2.01. ORGANIZATION; STANDING; POWER. CNB is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the Commonwealth of Virginia, and Community is duly organized, validly existing and in good standing as a national banking association. CNB and Community each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on it; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a material adverse effect on it.

     2.02. CAPITAL STOCK. CNB's authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00, of which 926,399 shares are issued and outstanding and constitute CNB's only outstanding securities, and 1,000,000 shares of preferred stock, par value $1.00, none of which is issued and outstanding.

     Community's authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00, of which 400,000 shares are issued and outstanding ("Community Stock"). All of the Community Stock is held, beneficially and of record, by CNB, and those shares constitute Community's only outstanding securities.

             Each outstanding share of CNB Stock and Community Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The CNB Stock is registered with the Securities Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and CNB is subject to the registration and reporting requirements of the 1934 Act. The Community Stock is not registered under, and Community is not subject to the registration and reporting requirements of, the 1934 Act.

     2.03. PRINCIPAL SHAREHOLDERS. Except as otherwise described below, to the Best Knowledge of CNB, no person or entity beneficially owns, directly or indirectly, more than 5% of the outstanding shares of CNB Stock.

             As of the date of this Agreement, the following persons owned, beneficially and of record, more than 5% of the outstanding shares of CNB Stock:

                                                                NUMBER

                    Hiawatha Nicely, Jr.                     57,595 (5.0%)
                    Jack W. Bowling                          61,315 (5.3%)

     2.04. SUBSIDIARIES. With the exception of Community, CNB has no subsidiaries, direct or indirect; and, except for equity securities included in its investment portfolio and Previously Disclosed to MFC, CNB does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

     Community has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio and Previously Disclosed to MFC, Community does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

     2.05. CONVERTIBLE SECURITIES, OPTIONS, ETC. Except as Previously Disclosed to MFC, neither CNB nor Community has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of CNB Stock or Community Stock or any other securities of CNB or Community, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of CNB Stock or Community Stock or any other securities of CNB or Community, or (iii) plan, agreement or other arrangement pursuant to which shares of CNB Stock or Community Stock or any other securities of CNB or Community, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of CNB or Community, have been or may be issued.

     2.06. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by CNB's Board of Directors. Subject only to approval of this Agreement by the shareholders of CNB and MFC in the manner required by law and required approvals of federal, state or local governmental, regulatory, or judicial authorities having jurisdiction over CNB, Community, MFC, or MountainBank, or any of their business operations, properties or assets, or the transactions described herein (collectively, the "Regulatory Authorities") (as contemplated by Paragraph 6.02), (i) CNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize CNB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of CNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     2.07. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Subject to approval of this Agreement by the shareholders of CNB in the manner required by law and receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02), neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by CNB with any of its obligations or agreements contained herein, nor any action or inaction by CNB required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of CNB, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which CNB or Community is bound or by which either of them or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of CNB or Community; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a material adverse effect on CNB or Community, or either of their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on CNB's ability to consummate the transactions described herein or to carry on the business of CNB or Community as presently conducted; or (iv) result in the acceleration of any material obligation or indebtedness of CNB or Community.

             No consents, approvals or waivers are required to be obtained from any person or entity in connection with CNB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of CNB's and MFC's shareholders and of Regulatory Authorities (as contemplated by Paragraph 6.02).

     2.08. CNB BOOKS AND RECORDS. CNB's and Community's respective books of account and business records have been maintained in all material respects in compliance with all applicable legal and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The minute books of CNB and Community are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and all such minute books have been or will be made available to MFC and its representatives.

     2.09. CNB REPORTS. To the "Best Knowledge" (as defined in Paragraph 10.14) of CNB, since December 31, 1996, CNB and Community each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the Virginia Bureau of Financial Institutions (the "Virginia Bureau"), (ii) the Comptroller of the Currency - Administrator of National Banks (the "OCC"), (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Federal Reserve Board or any Federal Reserve Bank (the "FRB"), (v) the SEC, or (vi) any other Regulatory Authorities. Each such report, registration and statement filed by CNB or Community with the Virginia Bureau, the OCC, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the "CNB Reports." To the Best Knowledge of CNB, the CNB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither CNB nor Community has been notified that any such CNB Reports were deficient in any material respect as to form or content.

     2.10. CNB FINANCIAL STATEMENTS. CNB has Previously Disclosed to MFC a copy of its audited consolidated statements of financial condition as of December 31, 2000 and 2001, and its audited consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1999, 2000 and 2001, together with notes thereto (collectively, the "CNB Audited Financial Statements"), and its unaudited consolidated statements of financial condition as of March 31, 2002, and unaudited consolidated statements of income and cash flows for the three-months ended March 31, 2001 and 2002, together with notes thereto (collectively, the "CNB Interim Financial Statements"). Following the date of this Agreement, CNB promptly will deliver to MFC all other annual or interim financial statements prepared by or for CNB. The CNB Audited Financial Statements and the CNB Interim Financial Statements (i) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, (ii) are in accordance with CNB's books and records, and (iii) present fairly CNB's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The CNB Audited Financial Statements have been audited by Larrowe & Company, PLC, which serves as CNB's independent certified public accountants.

     2.11. CNB TAX RETURNS AND OTHER TAX MATTERS. (i) CNB and Community each has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of CNB, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against CNB, Community or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the CNB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of CNB and Community have not been subjected to audit by the Internal Revenue Service (the "IRS") or the Virginia Department of Taxation in the last ten years and neither CNB nor Community has received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of CNB, no such return or report is subject to adjustment; and (iv) neither CNB nor Community has waived or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

     2.12.   ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS.

             (a) Since December 31, 2001, CNB and Community each has conducted its business only in the ordinary course; and, there has been no material adverse change, and there has occurred no event or development, and there currently exists no condition or circumstance, which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change in or affecting the financial condition of CNB or Community or their respective results of operations, prospects, business, assets, loan portfolio, investments, properties or operations.

             (b) Since December 31, 2001, and except as described in Paragraph
2.13 below, neither CNB nor Community has incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of certain employees effected by CNB and Community at such times and in such amounts as is consistent with their past practices and their salary administration and review policies and procedures in effect prior to December 31, 2001), suffered any material loss, destruction or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

     2.13. ABSENCE OF UNDISCLOSED LIABILITIES. Neither CNB nor Community has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the CNB Audited Financial Statements, (ii) increases in deposit accounts in the ordinary course of Community's business since December 31, 2001, or (iii) unfunded commitments to make, issue or extend loans, lines of credit, letters of credit or other extensions of credit (together, "Loans") in amounts which do not exceed those entered into in the normal course of CNB's and Community's business.

     2.14. COMPLIANCE WITH EXISTING OBLIGATIONS. CNB and Community each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws and/or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which its business, operations, capital stock, properties or assets may be affected.

     2.15.   LITIGATION AND COMPLIANCE WITH LAW.

             (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of CNB, any facts or circumstances which reasonably could be expected to result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of CNB, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting CNB or Community or any of their respective properties, assets or employees.

             (b) CNB and Community each has all licenses, permits, orders, authorizations or approvals ("Permits") of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits; and no proceeding is pending or, to the Best Knowledge of CNB, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit.

             (c) Neither CNB nor Community is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the OCC, the FDIC, the Virginia Bureau and the FRB) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against either CNB or Community which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of CNB or Community; and neither CNB nor Community has been advised, nor has any reason to believe, that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

             (d) To the Best Knowledge of CNB, neither CNB nor Community is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of Virginia law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Community). To the Best Knowledge of CNB, there is no basis for any claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

     2.16. REAL PROPERTIES. CNB has Previously Disclosed to MFC a listing of all real property owned by CNB or Community (including Community's banking facilities and all other real estate or foreclosed properties, including improvements thereon (collectively, the "Real Property"). With respect to each parcel of Real Property, CNB or Community has good and marketable fee simple title to that Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than
(i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value or marketability of that Real Property or materially detract from, interfere with or restrict the present or future use of that Real Property.

             The Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits. The parcels of Real Property upon which Community's banking or other offices are situated, or which are used by Community in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

             With respect to each parcel of Real Property that currently is used by Community as a banking office, all improvements and fixtures included in or on that Real Property are in good condition and repair, ordinary wear and tear excepted. There does not exist any condition which in any material respect interferes with Community's use (or will interfere with Community's or MFC's use after the Merger) of that Real Property or those improvements and fixtures as a banking office, or that adversely affects the economic value of that Real Property or those improvements and fixtures.

     2.17.   LOANS, ACCOUNTS, NOTES AND OTHER RECEIVABLES.

             (a) All Loans, accounts, notes and other receivables reflected as assets on CNB's and Community's books and records (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) in all material respects were made in accordance with their respective standard practices and procedures, and (iii) are owned by them, respectively, free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

             (b) All records of CNB and Community regarding all outstanding Loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, to the Best Knowledge of CNB, each Loan which CNB's or Community's Loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral") is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in CNB's and Community's records of such Loan.

             (c) To the Best Knowledge of CNB, each Loan reflected as an asset on CNB's or Community's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

             (d) CNB has Previously Disclosed to MFC a written listing of (i) each Loan or other asset of CNB or Community which, as of June 1, 2002, was classified by the OCC or CNB or Community as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which CNB or Community otherwise has designated as a special asset, a "potential problem Loan," or for special handling, or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, (ii) each Loan of CNB or Community which, as of June 1, 2002, was past due more than 30 days as to the payment of principal and/or interest, and (iii) each Loan as to which any obligor thereon (including the borrower or any guarantor) was in default (other than as a result of nonpayment of principal or interest), was the subject of a proceeding in bankruptcy, or has indicated any inability or intention not to repay such Loan in accordance with its terms.

             (e) To the Best Knowledge of CNB, each of the Loans of CNB or Community (with the exception of those Loans Previously Disclosed to MFC pursuant to Paragraph 2.17(d) above) is collectible in the ordinary course of CNB's and Community's business in an amount which is not less than the amount at which it is carried on Community's books and records.

             (f) CNB's and Community's reserve for possible Loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the OCC and, in the best judgment of management and the Boards of Directors of CNB and Community, is reasonable in view of the size and character of CNB's and Community's Loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in CNB's and Community's Loan portfolios and other real estate owned.

     2.18. SECURITIES PORTFOLIO AND INVESTMENTS. CNB has Previously Disclosed to MFC a listing of all securities owned, of record or beneficially, by CNB or Community as of June 1, 2002. All securities owned, of record or beneficially, by CNB or Community are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of CNB's and Community's business to secure public funds deposits), which would materially impair the ability of CNB or Community to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which either CNB or Community is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" under which CNB or Community has "purchased" securities under agreement to resell, CNB or Community has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

             Since December 31, 2001, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of CNB's or Community's securities portfolio as a whole.

     2.19. PERSONAL PROPERTY AND OTHER ASSETS. All banking equipment, data processing equipment, vehicles, and other personal property used by CNB or Community and material to the operation of its business are owned by them free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Best Knowledge of CNB, all of CNB's and Community's personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

     2.20. PATENTS AND TRADEMARKS. To the Best Knowledge of CNB, CNB and Community each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and neither CNB nor Community has violated, and neither of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

     2.21.   ENVIRONMENTAL MATTERS.

             (a) As used in this Agreement, "Environmental Laws" shall mean:

                 (i) all federal, state and local statutes, regulations and ordinances,

                 (ii)  all common law, and

                 (iii) all orders decrees, and similar provisions having the force or effect of law and to which CNB or Community is subject,

which, in the case of any of the above, concern or relate to pollution or protection of the environment, standards of conduct and bases of obligations or liability relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any "Hazardous Substances" (as defined below), or public or worker health and safety, or to wetlands protection, drainage, noise, odor, indoor air, or pullution.

                 "Hazardous Substance" shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, or radioactive material.

             (b) CNB has Previously Disclosed to MFC, and provided MFC with copies of, all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Real Property or involving CNB or Community.

             (c) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Real Property.

             (d) Neither CNB nor Community has violated any Environmental Laws relating to any of the Real Property, and there has been no violation of any Environmental Laws relating to any of the Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation for which CNB or Community is or may be responsible or liable.

             (e) Neither CNB nor Community is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or by any person or entity.

             (f) No facts, events or conditions relating to the Real Property, or the operations of CNB or Community at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

             (g) To the Best Knowledge of CNB (it being understood by MFC that, for purposes of this representation, management of CNB has not undertaken a review of each of Community's Loan files with respect to all Loan Collateral),
(i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to any particular matter or violation for which CNB or Community is or may be responsible or liable, (ii) Community is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

     2.22. ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS. Except for the engagement by CNB of Davenport & Company, LLC, and CNB's obligations to that firm pursuant to an engagement letter dated March 20, 2002, (i) all negotiations relative to this Agreement and the transactions described herein have been carried on by CNB directly (or through its legal counsel) with MFC, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of CNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) CNB has not agreed, and has no obligation, to pay any brokerage fee or other commission, fee or other compensation to any person or entity in connection with or as a result of the transactions described herein.

     2.23. MATERIAL CONTRACTS. Other than a benefit plan or employment agreement Previously Disclosed pursuant to Paragraph 2.25, neither CNB nor Community is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000, (ii) which is not to be performed in full prior to December 31, 2002, (iii) which calls for the provision of goods or services to CNB or Community and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to CNB or Community and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits CNB or Community to make, issue or extend any Loan other than commitments in the ordinary course of Community's business for Loans which do not exceed that amount typically dealt with in the normal course of its business, (vii) which involves the sale of any assets of CNB or Community which are used in and material to the operation of its business, (viii) which involves any purchase or sale of real property, or which involves the purchase or sale of any other assets in the amount of more than that amount typically dealt with in the normal course of CNB's and Community's business, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of CNB or Community, or (x) with any director, officer or principal shareholder of CNB or Community (including without limitation any consulting agreement, but not including any agreements relating to Loans or other banking services which were made in the ordinary course of CNB's or Community's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

             Neither CNB nor Community is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, Loan portfolio, investments, properties or operations of CNB or Community.

     2.24. EMPLOYMENT MATTERS; EMPLOYEE RELATIONS. CNB has Previously Disclosed to MFC a listing of the names, years of credited service and current base salary or wage rates of all of its and Community's employees as of June 1, 2002. CNB and Community each (i) has in all material respects paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (ii) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters; and no person has, to the Best Knowledge of CNB, asserted that either CNB or Community is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

             There is no action, suit or proceeding by any person pending or, to the Best Knowledge of CNB, threatened, against CNB or Community (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

             Neither CNB nor Community is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving CNB or Community and any of their employees, or any pending or threatened proceeding in which it is asserted that CNB or Community has committed an unfair labor practice; and to the Best Knowledge of CNB, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

     2.25.   EMPLOYMENT AGREEMENTS; EMPLOYEE BENEFIT PLANS.

             (a) CNB has Previously Disclosed to MFC a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, all disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by CNB or Community for the benefit of any of their respective current or former employees or directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Plans or the assets thereof, and all amendments thereto, previously have been supplied to MFC. Except as Previously Disclosed, neither CNB nor Community maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of
Section 3(40) of ERISA. Any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and neither CNB nor Community is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by CNB or Community) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

             (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of CNB or Community, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any employee benefit plan, contract or arrangement previously maintained by CNB or Community. Neither CNB nor Community has engaged in a transaction with respect to any Plan that could subject either of them to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

             (c) CNB has delivered to MFC a true, correct and complete copy (including copies of all amendments thereto) of each retirement Plan maintained by either it or Community which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans.

                 The Retirement Plans are qualified under the provisions of
Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans. The Retirement Plans have been, or not later than the date such amendments are required to have been adopted will have been, amended to comply with applicable law. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other provisions, laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) in any material respect any of the applicable provisions of the Retirement Plans, ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between CNB or Community, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of CNB or Community or beneficiary of any such employee, or any other person or entity. No "reportable event" within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Retirement Plans.

             (d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CNB or Community with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by CNB or Community. Neither CNB nor Community presently contributes to a "Multiemployer Plan" and neither of them has contributed to such a plan since December 31, 1996. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" as defined in Section 3(2) of ERISA maintained by CNB or Community) have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by CNB or Community have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither CNB nor Community has provided, and neither of them is required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by CNB or Community as of the last day of the most recent Plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of any such Plan since the last day of the most recent Plan year.

             (e) Except as provided in the terms of the Retirement Plans themselves, there are no restrictions on the rights of CNB or Community to amend or terminate any Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any Plan or agreement to any director, officer, employee or consultant,
(ii) increase any benefits otherwise payable under any Plan or agreement, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     2.26. INSURANCE. CNB has Previously Disclosed to MFC a listing of each blanket bond, liability insurance, property and casualty, workers' compensation and employer liability, life, or other insurance policy in effect on June 1, 2002, and in which CNB or Community was an insured party or beneficiary (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of CNB and Community or as is required by applicable law or regulation; and, in the reasonable opinion of management of CNB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for CNB and Community. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility qualified to issue those policies in Virginia; and CNB and Community each has complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither CNB nor Community is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has failed to pay any premium on, any Policy, and to the Best Knowledge of CNB, there has not been any material inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy, and, to the Best Knowledge of CNB, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

     2.27. INSURANCE OF DEPOSITS. All deposits of Community are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Community to the FDIC have been paid in full in a timely fashion, and to the Best Knowledge of CNB, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

     2.28. OBSTACLES TO REGULATORY APPROVAL. To the Best Knowledge of CNB, there exists no fact or condition (including without limitation Community's record of compliance with the Community Reinvestment Act) that may reasonably be expected to prevent or materially impede or delay MFC or CNB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and if any such fact or condition becomes known to CNB, CNB shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to MFC in the manner provided herein.

     2.29. DISCLOSURE. To the Best Knowledge of CNB, no written statement, certificate, schedule, list or other written information furnished by or on behalf of CNB to MFC or MountainBank in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or has omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF MFC

     MFC hereby makes the following representations and warranties to CNB.

     3.01. ORGANIZATION; STANDING; POWER. MFC and MountainBank each (i) is duly organized and incorporated, validly existing and in good standing under the laws of North Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective business as it now is being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its respective business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on MFC and MountainBank considered as one enterprise.

     3.02. CAPITAL STOCK. MFC's authorized capital stock consists of 10,000,000 shares of MFC Common Stock, of which 3,112,022 shares are issued and outstanding, and 3,000,000 shares of no par value preferred stock, of which 450,000 shares have been designated as a separate series ("MFC Series A Preferred Stock") with an aggregate of 419,243 of those shares issued and outstanding. The outstanding shares of MFC Common Stock and MFC Series A Preferred Stock constitute MFC's only outstanding equity securities. The shares of MFC Common Stock into which shares of CNB Stock are to be converted at the Effective Time pursuant to this Agreement will, at the time of issuance, be duly authorized, validly issued, fully paid and nonassessable. MFC currently proposes to amend its Articles of Incorporation to authorize another separate series of preferred stock ("MFC Series B Preferred Stock") in conjunction with MFC's proposed acquisition of Cardinal Bankshares Corporation.

     3.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by MFC's Board of Directors. Subject only to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02), (i) MFC has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize MFC to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of MFC enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     3.04. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Subject to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02), and except where the same would not have a material adverse effect on MFC and MountainBank considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by MFC with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, MFC's Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which MFC or MountainBank is bound or by which either of them, or their respective businesses, capital stock or any of their respective properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of MFC's or MountainBank's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a material adverse effect on MFC or MountainBank considered as one entity or their respective abilities to consummate the transactions described herein; or (iv) result in the acceleration of any material obligation or indebtedness of MFC or MountainBank.

             No consents, approvals or waivers are required to be obtained from any person or entity in connection with MFC's execution and delivery of this Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities described in Paragraph 6.02.

     3.05. MFC REPORTS. To the "Best Knowledge" (as defined in Paragraph 10.14) of MFC, since December 31, 1996, MFC and MountainBank each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the North Carolina Commissioner of Banks (the "N.C. Commissioner"), (ii) the FDIC,
(iii) the FRB, (iv) the SEC, or (v) any other Regulatory Authorities. Each such report, registration and statement filed by MFC or MountainBank with the N.C. Commissioner, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the "MFC Reports." To the Best Knowledge of MFC, the MFC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither MFC nor MountainBank has been notified that any such MFC Reports were deficient in any material respect as to form or content.

     3.06. MFC FINANCIAL STATEMENTS. MFC has Previously Disclosed to CNB a copy of its audited consolidated statements of financial condition as of December 31, 2000 and 2001, and its audited consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1999, 2000 and 2001, together with notes thereto (collectively, the "MFC Audited Financial Statements"), and its unaudited consolidated statements of financial condition as of March 31, 2002, and unaudited consolidated statements of income and cash flows for the three-months ended March 31, 2001 and 2002, together with notes thereto (collectively, the "MFC Interim Financial Statements"). The MFC Audited Financial Statements and the MFC Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) are in accordance with MFC's books and records, and
(iii) present fairly MFC's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The MFC Audited Financial Statements have been audited by Larrowe & Company PLLC which serves as MFC's independent certified public accountants.

     3.07. ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS. Since December 31, 2001, there has been no material adverse change in MFC's consolidated assets, liabilities or operations, and, to the Best Knowledge of MFC, there currently exists no condition or circumstance in MFC's assets, liabilities or operations which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change in or affecting the consolidated financial condition of MFC or its consolidated results of operations, prospects, business, assets, Loan portfolio, investments, properties or operations.

     3.08. LITIGATION AND COMPLIANCE WITH LAW. There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of MFC, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the Best Knowledge of MFC, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting MFC or MountainBank or any of their properties, assets or employees which, if determined adversely, could have a material adverse effect on the ability of MFC or MountainBank to consummate the Merger.

     3.09. OBSTACLES TO REGULATORY APPROVAL. To the Best Knowledge of MFC, no fact or condition (including without limitation MountainBank's record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay MFC or CNB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to the executive officers of MFC, MFC promptly (and in any event within three days after obtaining such Knowledge) shall communicate such fact or condition to the Chairman, President and Chief Executive Officer of CNB.

     3.10. DISCLOSURE. To the Best Knowledge of MFC, no written statement, certificate, schedule, list or written information furnished by or on behalf of MFC to CNB in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                                COVENANTS OF CNB

     4.01.   AFFIRMATIVE COVENANTS OF CNB. CNB shall take the following actions:

             (a) CNB Shareholders' Meeting; Recommendation. CNB shall cause a meeting of its shareholders (the "CNB Shareholders' Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by CNB's shareholders on the approval of the Plan of Merger. In connection with the call and conduct of, and all other matters relating to, the CNB Shareholders' Meeting (including the solicitation of appointments of proxies), CNB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

             CNB will solicit appointments of proxies from its shareholders for use at the CNB Shareholders' Meeting and, in connection with that solicitation, will distribute to its shareholders proxy solicitation materials (a "Proxy Statement") in the form of the "Proxy Statement/Prospectus" described in Paragraph 6.01 below.

             Unless, due to a material change in circumstances after the date hereof, CNB's Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that such a recommendation would violate the directors' duties or obligations as such to CNB or to its shareholders, CNB will cause its directors, individually and collectively as CNB's Board of Directors, to recommend and actively encourage CNB's shareholders to vote their shares of CNB Stock at the CNB Shareholders' Meeting in favor of ratification and approval of the Plan of Merger. The Proxy Statement distributed to CNB's shareholders in connection with the CNB Shareholders' Meeting will so indicate and state that CNB's Board of Directors considers the Merger to be advisable and in the best interests of CNB and its shareholders.

             (b) Affiliates Agreements. With respect to shareholders of CNB whose shares of MFC Common Stock to be received in connection with the Merger are deemed by MFC to be subject to the transfer restrictions under the Securities Act of 1933 (the "1933 Act) described in Paragraph 6.10(a) below, CNB will use its best efforts to cause each such person to execute and deliver to MFC prior to the Effective Time a written agreement (an "Affiliates Agreement") relating to those transfer restrictions. Each Affiliates Agreement shall be in form and content reasonably satisfactory to MFC and substantially in the form attached as Exhibit B to this Agreement.

             (c) Conduct of Business Prior to Effective Time. Although the parties recognize that the operation of CNB and Community until the Effective Time is the responsibility of their respective Boards of Directors and officers, CNB agrees that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by MFC's President or Chief Financial Officer, CNB will carry on its business, and will cause Community to carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, CNB agrees that it will, and will cause Community to:

                 (i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

                 (ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                 (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                 (iv) comply in all material respects with all laws, rules and regulations applicable to it, to its properties, assets or employees, and to the conduct of its business;

                 (v) not change its existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law;

                 (vi) continue to maintain in force the Policies described in Paragraph 2.26; and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified; and,

                 (vii) promptly provide to MFC such information about its financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as MFC reasonably shall request.

             (d) Periodic Financial and Other Information. Upon the request of MFC following the date of this Agreement and from time to time at reasonable intervals until the Effective Time, CNB promptly will deliver the following information to MFC in writing within five business days following each such request by MFC:

                 (i) a copy of CNB's and Community's most recent consolidated income statement and a consolidated statement of condition available;

                 (ii) a copy of CNB's and Community's interim consolidated financial statements then available;

                 (iii) a copy of each report, registration, statement, or other communication or regulatory filing made by CNB or Community with or to any Regulatory Authority and not previously furnished to MFC;

                 (iv) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan; and,

                 (v) with respect to Community's Loans or any commitment to make, issue or extend any Loan, a copy of each month's directors report, simultaneously with the distribution thereof to members of Community's board of directors,

                 (vi)  the following additional information:

                   (A) a listing of each new Loan in excess of $25,000 in
                       principal balance made since the same information was last provided;

                   (B) a listing of each renewal, extension or modification of the terms of a Loan in excess of $25,000 in principal balance effected since the same information was last provided;

                   (C) a listing of each commitment to extend credit in excess of $25,000 in principal balance issued since the same information was last provided; and

                   (D) a then current listing of all documentation or compliance exceptions relating to Community's Loans.

             (e) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, CNB promptly will notify MFC in writing of and provide to it such further information as it shall request regarding (i) any material adverse change in CNB's or Community's respective financial condition, results of operations, prospects, business, assets, Loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of CNB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or may or could cause, create or result in the breach or violation in any material respect of any of CNB's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03.

             (f) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. CNB will make, or will cause Community to make, such appropriate accounting entries in its books and records and take such other actions as MFC, in its sole discretion, deems to be required by GAAP, or which MFC otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger, including without limitation additional provisions to Community's Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by CNB and MFC, CNB shall not be required to make any such accounting entries until immediately prior to the Closing.

             (g) Loan Charge-Offs. CNB will make, or will cause Community to make, such appropriate accounting entries in its books and records and take such other actions as MFC deems to be necessary, appropriate or desirable to charge-off any Loans on Community's books, or any portions thereof, that MFC, in its sole discretion, considers to be losses or that MFC otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by MFC after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by CNB and MFC, CNB shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing.

             (h) Credit Files and Documentation. Prior to the Effective Time, CNB will cause Community to adopt and implement policies and procedures, or amend its existing policies and procedures, as specified by MFC for the creation, content and maintenance of credit files. CNB will cause Community to review each existing credit file relating to an outstanding Loan on its book having a principal balance of $50,000 or more and will take all such actions as are necessary or that MFC specifies to conform the content and format of those credit files, and to cause those credit files to contain all items of information and documentation required by, MountainBank's policies and procedures; and CNB will cause Community to use its best efforts in good faith to take those same actions with respect to its other credit files.

             (i) Correction of Credit Documentation and Compliance Deficiencies. If, during the course of its continuing review of Community's credit files after the date of this Agreement, MFC notifies CNB of situations or circumstances relating to specific Loans or credit files that MFC has identified and that MFC, in its discretion, considers to be deficiencies in Loan documentation or to constitute violations of applicable banking rules or regulations relating to Loans, CNB will cause Community to promptly take all such actions as are necessary or that MFC specifies in order to correct those deficiencies or violations, and each of those deficiencies or violations shall be corrected to MFC's reasonable satisfaction prior to the Effective Time.

             (j) Consents to Assignment of Contracts and Leases. With respect to each contract or other agreement, including without limitation each lease or rental agreement pertaining to real or personal property, to which CNB or Community is a party and which MFC reasonably believes requires the consent of any other contracting party in connection with an actual or deemed assignment or transfer of CNB's or Community's interest or obligation thereunder as a result of the Merger, CNB will use its reasonable best efforts to obtain the written consent of that other party to the assignment to MFC of CNB's or Community's rights and obligations under the agreement, each of which consents shall be in a form reasonably satisfactory to MFC.

             (k) Access. CNB agrees that, following the date of this Agreement and to and including the Effective Time, it will provide MFC and its employees, accountants, legal counsel, environmental consultants or other consultants or other representatives and agents access to all its and Community's books, records, files (including credit files and Loan documentation and records) and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as MFC shall, in its sole discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of CNB and Community, preparing for consummation of the Merger and the consolidation of CNB's operations into those of MFC, determining the accuracy of CNB's representations and warranties in this Agreement or its compliance with its covenants in this Agreement, or for any other reason; provided, however, that any investigation or reviews conducted by or on behalf of MFC shall be performed in such a manner as will not interfere unreasonably with CNB's or Community's normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties.

             (l) Pricing of Deposits and Loans. Following the date of this Agreement, CNB will make, and will cause Community to make, pricing decisions with respect to Community's deposit accounts and Loans in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

             (m) Further Action; Instruments of Transfer. CNB covenants and agrees with MFC that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to MFC all documents or instruments required of it herein, or as otherwise shall be reasonably necessary or useful to or requested by MFC, in consummating such transactions, and, (iii) will cooperate with MFC in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

     4.02. NEGATIVE COVENANTS OF CNB. Between the date hereof and the Effective Time, without the prior written consent and authorization of MFC's President or Chief Financial Officer:

             (a) Amendments to Articles of Incorporation or Bylaws. Neither CNB nor Community will amend its Articles of Incorporation or Bylaws.

             (b) Change in Capitalization. Neither CNB nor Community will make any change in its authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine or split any shares of its capital stock or other securities.

             (c) Sale or Issuance of Shares. Neither CNB nor Community will sell or issue any additional shares of capital stock or other securities, including any securities convertible into capital stock, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, CNB may issue and sell shares of CNB Stock to a director, officer of employee of CNB or Community upon that person's exercise of a stock option under CNB's Stock Option Plan (a "CNB Option") that was granted prior to, and remains outstanding and in effect on, the date of this Agreement, provided that the CNB Option is exercisable in accordance with its terms at the time of such exercise and that the sale of CNB Stock upon such exercise is in accordance with the terms and conditions of that CNB Option and the Stock Option Plan as in effect on the date of this Agreement.

             (d) Purchase or Redemption of Shares. Neither CNB nor Community will purchase, redeem, retire or otherwise acquire any shares of its capital stock.

             (e) Options, Warrants and Rights. Neither CNB nor Community will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

             (f) Dividends. CNB will not declare or pay any dividends on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

             (g) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, neither CNB nor Community will (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by it without cost or other liability on no more than 30 days' notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

             (h) Increase in Compensation; Bonuses. Neither CNB nor Community will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its current or former directors, officers, employees or consultants. However, notwithstanding anything contained herein to the contrary, prior to the Effective Time CNB and Community may review and make routine increases in the salaries of their employees; provided that the times and amounts of those increases are consistent with CNB's and Community's past practices and their salary administration and review policies and procedures in effect on December 31, 2001.

             (i) Accounting Practices. Neither CNB nor Community will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

             (j) Acquisitions; Additional Branch Offices. Neither CNB nor Community will directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

             (k) Changes in Business Practices. Except as may be required by the Virginia Bureau, the OCC, the FDIC, the FRB, or any other Regulatory Authority, or as shall be required by applicable law, regulation or this Agreement, neither CNB nor Community will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

             (l) Exclusive Merger Agreement. Unless, due to a material change in circumstances after the date hereof, CNB's Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that any such action or inaction would violate the directors' duties or obligations as such to CNB or to its shareholders, CNB will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than MFC) relating to a merger or other acquisition of CNB or Community or the purchase or acquisition of any CNB Stock, any branch office of Community or all or any significant part of CNB's or Community's assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning CNB, Community or their business, or afford to any other person or entity access to either of their respective properties, facilities, books or records; (iii) sell or transfer any branch office of Community or all or any significant part of CNB's or Community's assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

             (m) Acquisition or Disposition of Assets. Neither CNB nor Community will:

                 (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real property in any amount;

                 (ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real property) having a book value or a fair market value, whichever is greater, in an amount which, in the case any individual item or asset or in the aggregate for all such items or assets, is more than is customarily dealt with in the ordinary course of their respective businesses;

                 (iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

                 (iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of an amount which, in the case any individual item or asset or in the aggregate for all such items or assets, is more than is customarily dealt with in the ordinary course of their respective businesses;

                 (v) Enter into any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of its business consistent with past practices;

                (vi) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable; or

                 (vii) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of CNB or Community or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

             (n) Debt; Liabilities. Neither CNB nor Community will (i) enter into or become bound by any promissory note, Loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) except in the ordinary course of its business consistent with its past practices, incur any other liability or obligation (absolute or contingent).

             (o) Liens; Encumbrances. Neither CNB nor Community will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to MFC, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

             (p) Waiver of Rights. Neither CNB nor Community will waive, release or compromise any rights in its favor against or with respect to any of its current or former officers, directors, shareholders, employees, consultants, or members of families of current or former officers, directors, shareholders, employees or consultants, nor will either of them waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money's worth.

             (q) Other Contracts. Neither CNB nor Community will enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which it would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business.s; or (v) which, in the case of any one contract, agreement, commitment or understanding, would obligate or commit it to make expenditures over any period of time in an amount which is more than the amount of contracts, agreements, commitments or understandings entered into in the ordinary course of its operations and otherwise permitted by this Agreement.

             (r) Deposit Liabilities. Community will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

             (s) Loans, Extensions of Credit and Loan Commitments. Without prior approval of lending personnel designated by MFC, CNB will not allow Community to
(i) make a Loan, or commit to make, issue or extend a Loan, in excess of that amount typically dealt with in the normal course of Community's business, or
(ii) renew, extend or modify the terms of, or issue any commitment to renew, extend or modify the terms of, any existing Loan to a borrower to whom it has a credit exposure in excess of that amount typically dealt with in the normal course of Community's business.

                                    ARTICLE V
                                COVENANTS OF MFC

     MFC hereby covenants and agrees as follows with CNB:

     5.01. REGISTRATION STATEMENT. As soon as practicable following the date of this Agreement, MFC will prepare and file with the Securities and Exchange Commission (the "SEC") under the 1933 Act a registration statement on Form S-4 or other appropriate form (the "MFC Registration Statement") which covers MFC's offer of MFC Common Stock to CNB's shareholders in exchange for their shares of CNB Stock as described in this Agreement. The "Prospectus" contained in the MFC Registration Statement will be in the form of the "Proxy Statement/Prospectus" described in Paragraph 6.01 below. Following the filing of the MFC Registration Statement, MFC will respond to comments of the SEC with respect thereto, file any necessary amendments thereto, and take all such other actions as reasonably shall be necessary, to cause the MFC Registration Statement to be declared effective by the SEC; provided, however, that MFC shall not be required to file any such amendment, or take any such other action, which it shall, in good faith, reasonably consider to be excessively burdensome or to involve excessive expense in relation to the benefits expected to be derived by it from the Merger, or which it, in good faith, reasonably believes would have a material adverse affect on its business.

     5.02. "BLUE SKY" APPROVALS. As soon as practicable following the date of this Agreement, MFC will take all actions, if any, required by applicable state securities or "blue sky" laws (i) to cause the MFC Common Stock to be, at the time of the issuance thereof, duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied, and (ii) to obtain any and all other approvals or consents to the issuance of the MFC Common Stock that are required under applicable state law.

     5.03.   EMPLOYEES; EMPLOYEE BENEFITS.

             (a) Employment of Community Employees. Employees of Community at the Effective Time may choose to continue as employees "at will" of Community after the Effective Time. However, in the case of each such employee who elects to continue his or her employment with Community following the Effective Time on that basis (a "Community Employee"), and notwithstanding anything contained in this Agreement to the contrary, neither Community, CNB nor MFC shall have any obligation to employ or provide employment to any Community Employee for any particular term or length of time following the Effective Time, and the ongoing employment of each Community Employee shall be in such a position, at such location within Community's branch system, and for such rate of compensation, as shall be determined in the ordinary course of Community's business following the Effective Time. The employment of each Community Employee after the Effective Time will be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement between Community and any such person or to obligate Community or MFC to employ any such person for any specific period of time, in any specific position, or at any specific salary or rate of compensation, or to restrict Community's right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

             (b) Employee Benefits. Except as otherwise provided in this Agreement, following the Effective Time, each Community Employee shall be entitled to participate in employee benefit plans provided generally by Community to its employees from time to time and, with respect to any employee benefit plan offered by MFC to the employees of MountainBank and for which Community does not offer a comparable plan, in those plans, all on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other Community Employees or employees of MountainBank, as the case may be. In the event that, following the Effective Time, any employee benefit plan or program of MFC is offered to employees of Community, including any such plan or program offered in the place of a plan or program offered by Community prior to the Effective Time but which is discontinued after the Effective Time, then each

Community Employee will be given credit for his or her full years of service with Community prior to the Effective Time for purposes of (i) eligibility for participation and vesting (in the case of MFC's Section 401(k) savings plan if that plan is adopted by Community), and (ii) for all purposes under MFC's other benefit plans that may be offered to Community Employees from time to time.

     5.04. FURTHER ACTION; INSTRUMENTS OF TRANSFER. MFC covenants and agrees with CNB that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to CNB all documents or instruments required of it herein, and (iii) will cooperate with CNB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

     5.05. NAME FOLLOWING EFFECTIVE TIME. In the event that MFC completes its proposed acquisition of Cardinal BankShares Corporation, MFC, following the Effective Time, will not operate any of Community's branch offices under the name Bank of Floyd.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.01. PREPARATION AND DISTRIBUTION OF PROXY STATEMENT/PROSPECTUS. CNB and MFC jointly will prepare a "Proxy Statement/Prospectus" for distribution to shareholders as CNB's "Proxy Statement" described in Paragraph 4.01(a) above and as MFC's Prospectus contained in the MFC Registration Statement as described in Paragraph 5.01 above. The Proxy Statement/Prospectus will be prepared, in all material respects in such form, and will contain or be accompanied by such information regarding the CNB Shareholders' Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein, or otherwise, as is required by the 1933 Act and rules and regulations of the SEC thereunder to be included in MFC's Prospectus, and as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without lmitation Regulation 14A) to be included in CNB's Proxy Statement, or as otherwise shall be agreed upon by legal counsel for MFC and CNB.

             CNB and MFC will mail the Proxy Statement/Prospectus to CNB's shareholders on a date mutually agreed upon by CNB and MFC, but in no event less than 20 days prior to the scheduled date of the CNB Shareholders' Meeting; provided, however, that no such materials shall be mailed to CNB's shareholders unless and until the SEC shall have declared the MFC Registration Statement to be effective and approved CNB's Proxy Statement. The Proxy Statement/Prospectus mailed to CNB's shareholders shall be in the form of the final Prospectus contained in the MFC Registration Statement as it is declared effective by the SEC.

     6.02. REGULATORY APPROVALS. CNB and MFC each agrees with the other that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the OCC, the Virginia Bureau and the FRB. CNB and MFC each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of CNB or MFC be requested by each other or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

     6.03. INFORMATION FOR PROXY STATEMENT/PROSPECTUS AND APPLICATIONS FOR REGULATORY APPROVALS. CNB and MFC each covenants with the other that (i) it will cooperate with the other in the preparation of the Proxy Statement/Prospectus and applications for required approvals of Regulatory

Authorities, and it will promptly respond to requests by the other and its legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it for inclusion in any of such documents will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (A) MFC's Registration Statement is filed with and/or declared effective by the SEC, (B) CNB's Proxy Statement is filed with and/or approved by the SEC, (C) the Proxy Statement/Prospectus is mailed to CNB's shareholders, or (D) the applications for required approvals of Regulatory Authorities are filed and/or such approvals are granted.

     6.04.   ANNOUNCEMENTS; CONFIDENTIAL INFORMATION.

             (a) CNB and MFC each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein.

             (b) For purposes of this Paragraph 6.04, "Confidential Information" refers to any information (including business and financial information) that a party to whom the information pertains (an "Informing Party") provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided, or to that party's affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a "Receiving Party"), or which a Receiving Party may otherwise obtain from any examination of an Informing Party's documents, books, records, files or other written materials or from any discussions with any of the Informing Party's directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation,
(i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

             (c) Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party. Without the Informing Party's express written consent, the Receiving Party shall not remove any Confidential Information of the Informing Party in written or other recorded form from the Informing Party's premises.

             (d) Prior to the Effective Time, all Confidential Information of an Informing Party is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Confidentiality Agreement, unless the Receiving Party:

                 (i) can demonstrate that the same information as the Confidential Information to be disclosed already was in its possession prior to such Confidential Information being obtained;

                 (ii) can demonstrate that the same information as the Confidential Information to be disclosed is already publicly available or, at that time, has become publicly available through no fault of, or violation of this Confidentiality Agreement by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

                 (iii) demonstrates that the same information as the
                       Confidential Information to be disclosed was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party.

             (e) Prior to the Effective Time, the Receiving Party (i) may disclose Confidential Information of the Informing Party to the Receiving Party's affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in discussions of a potential transaction, only on a need to know basis and only if such persons or entities are provided a copy of, and agree in writing for the benefit of the other party to be bound by, the restrictions and obligations of this Confidentiality Agreement; and (ii) will enforce its obligations under this Confidentiality Agreement against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

             (f) Upon termination of this Agreement the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party, or provide an officer's affidavit as to the destruction of all copies of such Confidential Information.

             (g) Prior to the Effective Time, the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party.

             (h) Notwithstanding anything contained in this Paragraph 6.04 to the contrary, neither CNB nor MFC shall be required to obtain the prior consent of the other parties for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law; provided, however, that before any such disclosure may be made by a Receiving Party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law, give the Informing Party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the Informing Party may seek a protective order or other similar or appropriate relief, and the Receiving Party also shall undertake in good faith to have the Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made.

     6.05. REAL PROPERTY MATTERS. At its option and expense, MFC may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (collectively, the "Property Examination") and (ii) site inspections, historic reviews, regulatory analyses, and environmental assessments of the Real Property, together with such other studies, testing and intrusive sampling and analyses as MFC shall deem necessary or desirable (collectively, the "Environmental Survey").

             If, in the course of the Property Examination or Environmental Survey, MFC discovers a "Material Defect" (as defined below) with respect to the Real Property, MFC will give prompt written notice thereof to CNB describing the facts or conditions constituting the Material Defect, and MFC shall have the option exercisable upon written notice to CNB to (i) waive the Material Defect, or (ii) unless CNB is able to, and actually does, cure the Material Defect to MFC's reasonable satisfaction within a reasonable period of time following such notice and without making payments or incurring costs and expenses in excess of an aggregate of $50,000 for all Material Defects related to all Real Property, terminate this Agreement.

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


             For purposes of this Agreement, a "Material Defect" shall include:

                 (a) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of CNB's representations and warranties contained in Paragraph 2.16 or 2.21, in either such case that MFC reasonably believes will adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which MFC otherwise objects; or

                 (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that MFC reasonably believes would cost an aggregate of $50,000 or more to repair, remove or correct as to all such Real Property;

                 (c) the existence of facts or circumstances relating to any of the Real Property reflecting that (i) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property, or
(ii) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between CNB or Community and any other person or entity, as to which, in either such case, MFC reasonably believes, based on the advice of legal counsel or other consultants, that CNB or Community could become responsible or liable, or that MFC could become responsible or liable, following the Effective Time, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which CNB or Community could incur, or for which MFC could become responsible or liable, following consummation of the Merger at any time or over any period of time, could equal or exceed an aggregate of $50,000 or more as to all such Real Property.

             It is contemplated that MFC will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and CNB understands and agrees, that, upon completion of the Property Examination and Environmental Survey, any of the above facts, conditions, circumstances or other matters may be deemed by MFC to constitute a "Material Defect," with the result that (subject to CNB's above right to cure) MFC may exercise its right to terminate this Agreement, without regard to any knowledge on the part of MFC or its officers or advisors of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto on the date of this Agreement and without regard to the fact that any such Material Defect or the facts, conditions, circumstances or other matters relating thereto have been disclosed by CNB to MFC, or any of its officers or advisors prior to the date of this Agreement (whether pursuant to Paragraph 10.13 below or otherwise).

     6.06. TREATMENT OF 401(k) PLAN. As of the Effective Time, CNB's 401(k) Plan will be merged into MFC's 401(k) plan, subject to review of the same by MFC prior to the Effective Time. If MFC reasonably determines that such a plan merger would create a risk of disqualification of MFC's plan, or if MFC reasonably determines that such a plan merger is not advisable for any other reason, then CNB's plan will be terminated, effective as of the Effective Time, and its assets distributed in accordance with applicable law.

             In the case of either a plan merger or the termination of CNB's plan, prior to the Effective Time CNB shall take or cause to be taken such actions as MFC shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate such plan merger or termination.

     6.07. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. CNB and MFC agree that, to the extent the same can be purchased at a reasonable cost (to be determined in MFC's discretion), then immediately prior to the Effective Time CNB shall purchase "tail" coverage, effective at the Effective Time and for the maximum term available, under and in the same amount of coverage as is provided by its then current directors' and officers' liability insurance policy.

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


     6.08. TAX OPINION. CNB and MFC each agrees to use its best efforts to cause the Merger, and the conversion of outstanding shares of CNB Stock into shares of MFC Common Stock, on the terms contained in this Agreement, to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to obtain the written opinion of a firm of independent certified public accountants, or a law firm, which shall in either case be mutually satisfactory to them (the "Tax Opinion"), addressed jointly to the Boards of Directors of CNB and MFC, to the foregoing effect.

     6.09. FINAL TAX RETURN. CNB and MFC each agrees that MFC will make all necessary arrangements for CNB's and MFC's independent accountants, Larrowe & Company PLLC, to prepare, and MFC will cause to be filed, CNB's final federal and state income tax returns for the year in which the Effective Time occurs.

     6.10.   RESTRICTIONS ON MFC STOCK ISSUED TO CERTAIN PERSONS.

             (a) Affiliates of CNB. The transfer restrictions provided for in Subsection (d) of the SEC's Rule 145 will apply to shares of MFC Common Stock issued in connection with the Merger to persons who are deemed by MFC to be "underwriters" pursuant to Subsection (c) of that Rule, including without limitation all persons who are "affiliates" of CNB (as that term is defined in the SEC's Rule 144(a)) on the date of the CNB Shareholders' Meeting and to those persons' related parties. Certificates evidencing the shares of MFC Common Stock issued to those persons and their related parties will bear a restrictive legend relating to those restrictions substantially in the form set forth in the form of Affiliates Agreement attached as Exhibit B hereto.

             (b) Affiliates of MFC. MFC Common Stock issued in connection with the Merger to persons who are "affiliates" of MFC (as that term is defined in the SEC's Rule 144(a)) following the Merger, and to those persons' related parties, may only be resold or otherwise transferred pursuant to the procedures described in Rule 144, an effective registration statement filed with and declared effective by the SEC, or another exemption from registration under the 1933 Act. Certificates evidencing the shares of MFC Common Stock issued to those persons and their related parties may, at MFC's option, bear a restrictive legend relating to those restrictions.

     6.11. EXPENSES. Subject to the provisions of Paragraph 8.03 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, CNB and MFC each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement/Prospectus and amounts payable with respect to the Tax Opinion will be deemed to have been incurred by CNB and MFC equally. All amounts owed by CNB to Davenport & Company LLC, including its consulting fees and fees for rendering the "CNB Fairness Opinion" described in Paragraph 7.01(e)(i), will be deemed to have been incurred solely by CNB. All amounts owed by MFC to Scott & Stringfellow, including its consulting fees and fees for rendering the "MFC Fairness Opinion" described in Paragraph 7.01(e)(ii), will be deemed to have been incurred solely by MFC.

     6.12.   DIRECTORS.

             (a) MFC's Board of Directors. So long he remains a director of CNB at the Effective Time, then, within ten business days following the Effective Time, MFC's Board of Directors will increase its number of members by one, and Hiawatha Nicely, Jr. will be appointed to serve as a director of MFC for a term of office extending to the next annual meeting of MFC's shareholders at which its directors are elected.

             (b) Community's Board of Directors. Following the Effective Time, and unless Community is merged into MountainBank, Community's Board of Directors will consist of ten members. Eight of these members will be the following members of CNB's and Community's current Boards of Directors: Sybil S. Atkinson, Phillip M. Baker, Jack W. Bowling, Jackson M. Bruce, Hiawatha Nicely, Jr., A. Carole Pratt, David W. Ratcliff, Jr., and Nathaniel R. Tuck (the "Continuing Directors"). In the event any of those persons are unable or unwilling to continue to serve as a director and it is deemed necessary to fill the resulting vacancies, substitutes for them approved by MFC. Immediately prior to the Closing, and as a condition to MFC's obligation to consummate the Merger, all then current directors of Community other than the Continuing Directors will submit written resignations from their positions as directors, effective as of the Effective Time (the "Director Resignations"), and Community's Board of Directors will accept those Director Resignations. The resulting vacancies on Community's Board of Directors will be allowed to remain open pending action by MFC, as Community's sole shareholder, to fill those vacancies immediately after the Effective Time.

             (c) Continuing Service as Directors. Following the Effective Time, the continued service of Hiawatha Nicely, Jr. as a director of MFC, and of the Continuing Directors of Community, at the end of their then current terms, will be subject, respectively, to MFC's and Community's then current nomination and election processes.

     6.13. CANCELLATION OF CNB OPTIONS. Effective simultaneous with the Closing, each outstanding CNB Option shall be cancelled by agreement between CNB and the holder of that CNB Option, and CNB will pay to the holder of that CNB Option, in cash, an amount (if any) equal to (i) $13.50, minus the exercise price of that CNB Stock as provided in the written agreement evidencing the CNB Option, multiplied by (ii) the number of shares covered by the CNB Optiion. CNB will obtain from each person who holds a CNB Option, and will deliver to MFC at the Closing, a written agreement (an "Option Cancellation Agreement"), in a form specified by and reasonably satisfactory to MFC, confirming and agreeing to the cancellation of that person's CNB Option as described above in consideration of his or her receipt of the above cash payment.

     6.14. PRESIDENT OF COMMUNITY. As of the Effective Time, Philip Baker will continue to serve as President of Community at the pleasure of its Board of Directors.

     6.15. DUE DILIGENCE REVIEWS AND RIGHT TO TERMINATE. During the period beginning on the date of this Agreement and ending at 5:00 P.M. on July 10, 2002 (the "Due Diligence Period"), either of them may conduct continuing investigations of the assets and business affairs of the other and may terminate this agreement without liability or any further obligation to the other if it, in its sole discretion exercised in good faith, and based on information that comes to its attention as a result of such continuing investigation, believes that the Merger is not in the best interests of its shareholders. For purposes of CNB's continuing investigation of MFC, during the Due Diligence Period MFC will give CNB access to MFC's and MountainBank's books, records, files and other information to the same extent and in the same manner, as CNB is required to give access to MFC through the Effective Time pursuant to Paragraph 4.01(k) above.

             However, before either may may terminate this Agreement pursuant to this Paragraph 6.15, it shall give written notice to the other in the manner provided herein stating its intent to terminate and a description of the specific facts or circumstances underlying the condition upon which it bases its belief that the Merger is not in the best interests of its shareholders, and such termination by the party giving the notice of termination shall not become effective if, within 30 days following the giving of such notice, the other party shall cure the condition to the reasonable satisfaction of the party giving the notice or, if such condition is not reasonably susceptible to cure within 30 days, then following receipt of the written notice the other party shall have promptly commenced good faith efforts to cure the condition, shall diligently continue those efforts, and shall actually cure the condition within a reasonable time thereafter. In the event the other party CNB cannot or does not cure the condition to the reasonable satisfaction of the party giving the notice within such notice period (or during the extended period described above), termination of this Agreement by the party giving the notice thereafter shall be effective upon its giving of a further written notice of termination to the other party in the manner provided herein.

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


                                   ARTICLE VII
                         CONDITIONS PRECEDENT TO MERGER

     7.01. CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Approval by Regulatory Authorities; Disadvantageous Conditions.
(i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the Virginia Bureau, the OCC, and the FRB, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by MFC to so adversely impact the economic or business benefits of this Agreement to MFC and MountainBank as to render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals by the FRB for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

             (b) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or either of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit CNB or MFC from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against CNB or MFC or any of their respective officers or directors which shall reasonably be considered by CNB or MFC to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

             (c) Approval by Boards of Directors and Shareholders. The Boards of Directors of CNB and MFC shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of CNB shall have duly approved the Plan of Merger at the CNB Shareholders' Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and ByLaws.

             (d) FAIRNESS OPINIONS.

                 (i) CNB shall have received from its financial advisor, Davenport & Company LLC, a written opinion, dated within five business days prior to the mailing date for the Proxy Statement/Prospectus, in a form satisfactory to it (the "CNB Fairness Opinion"), to the effect that the consideration to be received by CNB's shareholders in the Merger is fair, from a financial point of view, to CNB and its shareholders.

                 (ii) MFC shall have received from its financial advisor, Scott & Stringfellow, a written opinion, in a form satisfactory to it (the "MFC Fairness Opinion"), to the effect that the terms of the Merger are fair, from a financial point of view, to MFC and its shareholders; and Scott & Stringfellow shall have delivered a letter to MFC, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to MFC and its shareholders.

             (e) Tax Opinion. CNB and MFC shall have received the Tax Opinion in form satisfactory to each of them.

             (f) No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by either party hereto.

             (g) Articles of Merger; Other Actions. The Articles of Merger described in Paragraph 1.07 shall have been duly executed by MFC and filed with the North Carolina Secretary of State and the Virginia State Corporation Commission as provided in that Paragraph.

     7.02. ADDITIONAL CONDITIONS TO CNB'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, CNB's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

             (a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition or results of operations of MFC, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. MFC shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on MFC's ability to consummate the Merger.

             (c) MFC's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by CNB as provided in Paragraph 10.02, each of the representations and warranties of MFC contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to MFC's consolidated financial condition or results of operations, or to MFC's ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and MFC shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

             CNB shall have received a certificate dated as of the Closing Date and executed by MFC and its President and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by CNB.

             (d) Legal Opinion of MFC's Counsel. CNB shall have received the written legal opinion of Ward and Smith, P.A., counsel for MFC, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as CNB shall reasonably request and otherwise in form and substance reasonably satisfactory to CNB.

             (e) Other Documents and Information. MFC shall have provided to CNB correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of MFC's officers who executed this Agreement or any other documents delivered to CNB in connection with the Closing.

             (f) Acceptance by CNB's Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to CNB's legal counsel.

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


     7.03. ADDITIONAL CONDITIONS TO MFC'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, MFC's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

             (a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of CNB or Community, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. CNB and Community shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of CNB or Community, or of MFC after the Effective Time, or on CNB's ability to consummate the Merger.

             (c) CNB's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by MFC as provided in Paragraph 10.02, each of the representations and warranties of CNB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of CNB or Community or to CNB's ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and CNB shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

             MFC shall have received a certificate dated as of the Closing Date and executed by CNB and its Chairman, President and Chief Executive Officer and its Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by MFC.

             (d) Affiliates Agreements. CNB shall have delivered to MFC an Affiliates Agreement described in Paragraph 4.01(b), in form and content reasonably satisfactory to MFC and substantially in the form attached as Exhibit B to this Agreement, and signed by each person who is deemed by MFC or its counsel to be subject to the transfer restrictions described in Paragraph 6.10(a).

             (e) Legal Opinion of CNB's Counsel. MFC shall have received the written legal opinion of Gentry Locke Rakes & Moore, counsel to CNB, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as MFC shall reasonably request and otherwise in form and substance reasonably satisfactory to MFC.

             (f) Other Documents and Information. CNB shall have provided to MFC correct and complete copies (all certified by CNB's Secretary) of CNB's Articles of Incorporation and Bylaws, and resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of CNB's officers who executed this Agreement or any other documents delivered to MFC in connection with the Closing.

             (g) Merger Expenses. Expenses incurred by CNB in connection with this Agreement and the Merger (including without limitation the entire amount of fees payable to Davenport & Company LLC for the CNB Fairness Opinion and its financial consulting services, and fees payable to CNB's accountants and attorneys) shall not exceed an aggregate of $350,000.

             (h) Director Resignations. Community shall have received and delivered to MFC a Director Resignation from each then current member of Community's Board of Directors, other than the Continuing Directors, those resignations shall have been accepted by Community's Board of Directors, and the resulting vacancies shall not have been filled.

             (i) Option Cancellation Agreements. An Option Cancellation Agreement, as described in Paragraph 6.13 and in a form specified by and reasonably satisfactory to MFC, shall have been executed and delivered by and between CNB and each person who held a CNB Option at any time prior to the Effective Time, and CNB shall have delivered a copy of each such Option Cancellation Agreement to MFC.

             (j) Consents to Assignments. CNB shall have obtained and delivered to MFC the consents to assignments of contracts and leases requested by MFC pursuant to Paragraph 4.01(i) above.

             (k) Acceptance by MFC's Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to MFC's legal counsel.

                                  ARTICLE VIII
                          TERMINATION; BREACH; REMEDIES

     8.01. MUTUAL TERMINATION. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of CNB and MFC), this Agreement may be terminated by the mutual agreement of CNB and MFC. Upon any such mutual termination, all obligations of CNB and MFC hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.11.

     8.02. UNILATERAL TERMINATION. Prior to the Effective Time, this Agreement may be terminated by either MFC or CNB (whether before or after approval hereof by CNB's shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

             (a) Termination by MFC. This Agreement may be terminated by MFC by action of its Board of Directors or Executive Committee:

                 (i) if any of the conditions to MFC's obligations set forth in Paragraph 7.01 or 7.03 above shall not have been satisfied in all material respects or effectively waived in writing by MFC by December 31, 2002 (except to the extent the failure of such condition to be satisfied has been caused by the failure of MFC to satisfy any of its obligations, covenants or agreements contained herein);

                 (ii) if CNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or VI herein in any material respect;

                 (iii) if MFC determines at any time that any of CNB's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of CNB, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of CNB;

                 (iv) if, notwithstanding MFC's satisfaction of its obligations under Paragraphs 6.01 and 6.03 above, CNB's shareholders do not ratify and approve this Agreement and the Merger at the CNB Shareholders' Meeting or if the CNB Shareholders' Meeting is not held by December 31, 2002;

                 (v) if the Merger shall not have become effective on or before February 28, 2003, or such later date as shall be mutually agreed upon in writing by MFC and CNB;

                 (vi) if the shareholders of CNB exercise their right of dissent and appraisal under Title 13.1, Chapter 9, Article 15 of the Code of Virginia (1950), as amended, with respect to an aggregate number of shares of CNB Stock amounting to 5% or more of the total outstanding shares of CNB Stock.

                 (vii)  under the circumstances described in Paragraph 6.05; or

                 (viii) before the end of the Due Diligence Period under the circumstances described in Paragraph 6.15 above.

                 However, before MFC may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to CNB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by MFC shall not become effective if, within 30 days following the giving of such notice, CNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of MFC or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of MFC's written notice CNB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition within a reasonable time thereafter. In the event CNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of MFC within such notice period (or during the extended period described above), termination of this Agreement by MFC thereafter shall be effective upon its giving of written notice of termination to CNB in the manner provided herein.

             (b) Termination by CNB. Prior to the Effective Time, this Agreement may be terminated by CNB by action of its Board of Directors or Executive
Committee:

                 (i) if any of the conditions to CNB's obligations set forth in Paragraph 7.01 or 7.02 above shall not have been satisfied in all material respects or effectively waived in writing by CNB by December 31, 2002 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of CNB to satisfy any of its obligations, covenants or agreements contained herein);

                 (ii) if MFC shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

                 (iii) if CNB determines that any of MFC's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of MFC, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of MFC;

                 (iv) if, notwithstanding CNB's satisfaction of its obligations under Paragraphs 4.01(a), 6.01 and 6.03 above, its shareholders do not ratify and approve this Agreement and the Merger at the CNB Shareholders' Meeting;

                 (v) if the Merger shall not have become effective on or before February 28, 2003, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; or,

                 (vi) before the end of the Due Diligence Period under the circumstances described in Paragraph 6.15 above.

             However, before CNB may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to MFC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by CNB shall not become effective if, within 30 days following the giving of such notice, MFC shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of CNB or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of CNB's written notice MFC shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition within a reasonable time thereafter. In the event MFC cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of CNB within such notice period (or during the extended period described above), termination of this Agreement by CNB thereafter shall be effective upon its giving of written notice thereof to MFC in the manner provided herein.

             (c) Survival of Certain Covenants Following Termination. Notwithstanding anything contained in this Agreement to the contrary, CNB's and MFC's respective obligations and liabilities pursuant to Paragraph 6.04 and Articles VIII and IX of this Agreement shall not be affected by a termination of this Agreement, and, following any such termination, those obligations and liabilities shall survive, remain in full force and effect and be fully enforceable in accordance with their terms.

     8.03.   BREACH; REMEDIES.

             (a) Except as otherwise provided herein, (i) in the event of a breach by CNB of any of its representations or warranties contained in Article II of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of CNB's failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, MFC's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a); and (ii) in the event of any such termination of this Agreement by MFC due to a failure by CNB to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement for reasons reasonably within its control, CNB shall be obligated to reimburse MFC for up to (but not more than) $300,000 in expenses described in Paragraph 6.11 which actually have been incurred by MFC.

             (b) Except as otherwise provided herein, (i) in the event of a breach by MFC of any of its representations or warranties contained in Article III of this Agreement, or in the event of MFC's failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, CNB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b); and (ii) in the event of any such termination of this Agreement by CNB due to a failure by MFC to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement for reasons reasonably within its control, MFC shall be obligated to reimburse CNB for up to (but not more than) $300,000 in expenses described in Paragraph 6.11 which actually have been incurred by CNB.

             (c) Notwithstanding subparagraphs 8.02(a) and 8.02(b), or any other provision of this Agreement to the contrary:

                 (i) if either party to this Agreement breaches this Agreement by willfully or intentionally and without justification failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.11, together with other damages recoverable at law or in equity; and,

                 (ii) either party shall be entitled to commence a suit at law for the purposes of (A) obtaining appropriate equitable relief in the event of a violation, or imminent violation, by the other party of Section 6.04 above, or
                       (B) enforcing the indemnification obligation of the other party under Article IX of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.01.   INDEMNIFICATION FOLLOWING TERMINATION OF AGREEMENT.

             (a) By CNB. CNB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend MFC and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by MFC:

                 (i) in connection with or which arise out of, result from, or are based upon (A) CNB's or Community's operations or business transactions or its relationship with any of its employees, or (B) CNB's or Community's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                 (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by CNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of CNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

                 (iii) in connection with or which arise out of, result from, or are based upon any information provided by CNB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to CNB's and MFC's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

             (b) By MFC. MFC agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend CNB and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by CNB:

                 (i) in connection with or which arise out of, result from, or are based upon (A) MFC's or MountainBank's operations or business transactions or its relationship with any of its employees, or (B) MFC's or MountainBank's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                 (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by MFC of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of MFC to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

                 (iii) in connection with or which arise out of, result from, or are based upon any information provided by MFC which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to CNB's and MFC's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     9.02. PROCEDURE FOR CLAIMING INDEMNIFICATION. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a "Third Party Claim") against MFC or CNB, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisors or consultants (collectively, "Indemnitees"), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the "Indemnitor"). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND OTHER AGREEMENTS. Except as provided below, none of the representations, warranties or agreements of CNB or MFC contained in this Agreement shall survive consummation of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

     10.02. WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by either party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of either party to exercise any power, or to insist upon a strict compliance by the other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any either to demand full and complete compliance with such terms.

     10.03. AMENDMENT. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of CNB, by an agreement in writing approved by the Boards of Directors of MFC and CNB executed in the same manner as this Agreement; provided however, that, except with the further approval of CNB's shareholders of that change or as otherwise provided herein, following approval of this Agreement by CNB's shareholders no change may be made in the amount of consideration into which each share of CNB Stock will be converted.

     10.04. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, by U.S. mail, first class postage prepaid, or by telecopier when a receipt for delivery is obtained by the sender, in each case addressed as follows (or to such other address as shall have been communicated to the party giving the notice as provided above):

  IF TO CNB, TO:                                                WITH COPY TO:

     CNB Holdings, Inc.                                          Eugene E. Derryberry
     900 Memorial Drive                                          Gentry, Locke, Rakes & Moore
     Pulaski, VA  24301                                          Suite 800, Sun Trust Plaza
     Attn:  Hiawatha Nicely, Jr., Chief Executive Officer        10 Franklin Road, S.E.
     Fax:  540-994-0847                                          Roanoke, VA  24011
                                                                 Fax:  540-983-9310

  IF TO MFC, TO:                                                WITH COPY TO:

     MountainBank Financial Corporation                          William R. Lathan, Jr.
     201 Wren Drive                                              Ward and Smith, P.A.
     Hendersonville, NC  28792                                   1001 College Court
     Attn:  Gregory L. Gibson, Chief Financial Officer           New Bern, NC  28562
     Fax:  828-697-0089                                          Fax:  252-672-5477

     10.05. FURTHER ASSURANCE. CNB and MFC each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

     10.06. HEADINGS AND CAPTIONS. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

     10.07. GENDER AND NUMBER. As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

     10.08. ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

     10.09. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

     10.10. ASSIGNMENT. This Agreement may not be assigned by either party hereto except with the prior written consent of the other parties hereto.

     10.11. COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

     10.12. GOVERNING LAW. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina, except to the extent the Virginia Stock Corporation Act shall apply.

     10.13. PREVIOUSLY DISCLOSED INFORMATION. As used in this Agreement, "Previously Disclosed" shall mean the disclosure of information by CNB to MFC, or by MFC to CNB, in either case as of June 1, 2002, in a letter delivered by the disclosing party to the other party prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

     10.14. BEST KNOWLEDGE. The terms "Best Knowledge" and "Knowledge" as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which, in the case of the Knowledge of CNB, officers of CNB or Community are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties, or which, in the case of the Knowledge of MFC, executive officers of MFC or MountainBank are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

     10.15. INSPECTION. Any right of MFC under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of CNB or Community in no way shall establish any presumption that MFC should have conducted any investigation or that such right has been exercised by MFC, its agents, representatives or others. Any investigations or inspections actually made by MFC or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of CNB in this Agreement.

     IN WITNESS WHEREOF, CNB and MFC each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                CNB HOLDINGS, INC.
[CORPORATE SEAL]


ATTEST:                         By: /s/ Hiawatha Nicely, Jr.
                                    ------------------------------------------
                                Hiawatha Nicely, Jr.
                                       Chairman, President and Chief Executive
                                       Officer
---------------------------
Secretary


                                MOUNTAINBANK FINANCIAL CORPORATION
[CORPORATE SEAL]


ATTEST:                         By: /s/ J.W. Davis
                                    ------------------------------------------
                                        J.W.Davis

                                       President and Chief Executive Officer
---------------------------
Secretary

                                                                     EXHIBIT A

                                 PLAN OF MERGER
                                 By and Between
                               CNB HOLDINGS, INC.
                                       and
                       MOUNTAINBANK FINANCIAL CORPORATION

     1.01. NAMES OF MERGING CORPORATIONS. The names of the corporations proposed to be merged are CNB HOLDINGS, INC. ("CNB") and MOUNTAINBANK FINANCIAL CORPORATION ("MFC").

     1.02. NATURE OF TRANSACTION; PLAN OF MERGER. Subject to the provisions of this Plan of Merger, at the "Effective Time" (as defined in Paragraph 1.07 below), CNB will be merged into and with MFC (the "Merger").

     1.03. EFFECT OF MERGER; SURVIVING CORPORATION. At the Effective Time, and by reason of the Merger, (i) the separate corporate existence of CNB shall cease while the corporate existence of MFC as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger, and
(ii) CNB's wholly-owned subsidiary, Community National Bank, will become a wholly-owned banking subsidiary of MFC. The duration of the corporate existence of MFC, as the surviving corporation, shall be perpetual and unlimited.

     1.04. ASSETS AND LIABILITIES OF CNB. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of CNB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to CNB, whether tangible or intangible) shall be transferred to and vest in MFC, and MFC shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of CNB, all without any conveyance, assignment or further act or deed; and MFC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of CNB as of the Effective Time.

     1.05.   CONVERSION AND EXCHANGE OF STOCK.

             (a) Conversion of CNB Stock. Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of CNB's shareholders with respect to all outstanding shares of CNB's common stock, par value $5.00 per share ("CNB Stock") shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by CNB, MFC or any CNB shareholder, into the right to receive (i) a number of shares of MFC's common stock, $4.00 par value per share ("MFC Common Stock") calculated in the manner described below, or (ii) cash in the amount of $13.50.

                 As further described in Paragraph 1.05(b), and subject to the limitations described herein, each CNB shareholder will have the right to elect the form of consideration into which his or her CNB Stock is converted and may elect to receive a combination of cash and MFC Common Stock.

                 The number of shares of MFC Common Stock into which a CNB shareholder may elect for each share of his or her CNB Stock to be converted at the Effective Time shall be the number (rounded to four decimal places) equal to $13.50 divided by the "Market Value" (as defined below). For purposes of this Paragraph 1.05, the "Market Value" of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, then on Nasdaq) for the 20 trading days immediately preceding the business day prior to the "Closing Date" (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the number of shares of MFC Common Stock into which CNB Stock will be converted, the Market Value used in the calculation shall not exceed $24.32 per share or be less than $17.98 per share. If the amount determined as described above as the Market Value is more than $24.32, then the Market Value shall be deemed to be $24.32, and if the amount determined as described above as the Market Value is less than $17.98, then the Market Value shall be deemed to be $17.98.

                 At the Effective Time, and without any action by CNB, MFC or any CNB shareholder, CNB's stock transfer books shall be closed, and there shall be no further transfers of CNB Stock on its stock transfer books nor the registration of any transfer of a certificate evidencing CNB Stock (a "CNB Certificate") by any holder thereof. The holders of CNB Certificates shall cease to be, and shall have no further rights as, stockholders of CNB other than as provided in this Agreement. Following the Effective Time, CNB Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their CNB Stock was converted at the Effective Time, or, in the case of CNB Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under Title 13.1, Chapter 9,
Article 15 of the Code of Virginia (1950), as amended ("Dissenters' Rights"), cash as provided in that statute.

             (b) Election of Form of Consideration. Subject to the limitations described in this Plan of Merger, each CNB shareholder shall have the right to elect the form of consideration into which his or her shares of CNB Stock will be converted and may elect to receive a combination of cash and MFC Common Stock by having a portion of his or her shares converted into one form of consideration and the remaining shares converted into the other form of consideration. Each shareholder's election must be made in writing in a form prescribed by MFC (an "Election of Consideration") which must be signed by the shareholder and delivered to MFC within 15 days following the approval of this Plan of Merger by CNB's shareholders. Each shareholder of CNB who does not return an Election of Consideration, or whose Election of Consideration is received by MFC after the time prescribed, shall be deemed by MFC to have elected for 50% his or her shares of CNB Stock to be converted into MFC Common Stock and for the other 50% of those shares to be converted into cash.

             (c) Required Ratio of Consideration; Allocations of Consideration. Notwithstanding the right of CNB's shareholders to elect the form of consideration into which their shares of CNB Stock are converted, the aggregate value of the MFC Common Stock into which all shares of CNB Stock are converted at the Effective Time (the "Aggregate Stock Value," which shall be based on the Market Value of the MFC Common Stock as described above) shall not be (i) less than 100% of the aggregate of the cash consideration paid in connection with the transaction (the "Aggregate Cash Value"), including (A) the aggregate amount of cash into which shares of CNB Stock are converted (including shares held by shareholders who exercise Dissenters' Right), (B) cash paid by MFC in lieu of issuing fractional shares of MFC Common Stock as described below, and (C) cash paid by CNB upon the cancellation of outstanding options to purchase shares of CNB Stock, or (ii) more than 55% of the total of (A) the Aggregate Stock Value, plus (B) the Aggregate Cash Value. Following receipt of Elections of Consideration from all CNB's shareholders (including the elections that shareholders are deemed to have made as described above as result of not returning Elections of Consideration), then the minimum number of additional shares of MFC Common Stock, or the minimum amount of additional cash, in either case sufficient to result in a ratio of MFC Common Stock and cash within the above range, will be allocated by MFC pro rata among CNB's shareholders (other than shareholders who exercise Dissenters' Rights). Such allocations may be made in such manner as MFC, after consulting with CNB, considers to be reasonable and appropriate, and MFC's decision regarding any such allocation shall be final and binding on CNB's shareholders and both parties to this Plan of Merger.

             (d) Exchange and Payment Procedures; Surrender of Certificates. As promptly as practicable, but not more than ten business days following the Effective Time, MFC shall send or cause to be sent to each former CNB shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering CNB Certificates to MFC or to an exchange agent appointed by MFC. Upon the proper surrender and delivery to MFC or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of CNB of his or her CNB Certificate(s), and in exchange therefor, MFC shall as soon as practicable issue and deliver to the shareholder stock certificates and/or a check evidencing the consideration into which the shareholder's CNB Stock was converted at the Effective Time, together with cash for any fractional shares of MFC Common Stock calculated as described in Paragraph 1.05(g) below.

                 Subject to Paragraph 1.05(h), no certificate evidencing MFC Common Stock or check for cash shall be issued or delivered to any former CNB shareholder unless and until that shareholder shall have properly surrendered to MFC or its agent the CNB Certificate(s) formerly representing his or her shares of CNB Stock, together with a properly completed Transmittal Letter. Further, until a former CNB shareholder's CNB Certificates are so surrendered and certificates evidencing any MFC Common Stock into which his or her CNB Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by MFC with respect to that MFC Common Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former CNB shareholder. However, MFC shall hold the amount of any dividend or distribution related to the MFC Common Stock issued to such shareholder, and upon the proper surrender of the shareholder's CNB Certificate and the issuance to that shareholder of a certificate representing any MFC Common Stock to which the shareholder is entitled, MFC shall pay to such shareholder any dividend paid or any distribution made to the holders of its MFC Common Stock of record in the interim between the Effective Time and such surrender and issuance, without interest.

             (e) Antidilutive Adjustments. If, prior to the Effective Time, CNB shall declare any dividend payable in shares of CNB Stock, or shall subdivide, split, reclassify or combine the presently outstanding shares of CNB Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of MFC Common Stock and/or cash, as the case may be, into which each share of CNB Stock will be converted at the Effective Time pursuant to this Plan of Merger.

             (f) Dissenters. Any shareholder of CNB who properly exercises Dissenters' Rights shall be entitled to receive payment of the fair value of his or her shares of CNB Stock in the manner and pursuant to the procedures provided for in Title 13.1, Chapter 9, Article 15 of the Code of Virginia (1950), as amended. Shares of CNB Stock held by persons who exercise Dissenters' Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of CNB who exercises Dissenters' Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then that shareholder shall be deemed by MFC to have elected for 50% his or her shares of CNB Stock to be converted into MFC Common Stock and for the other 50% of those shares to be converted into cash as of the Effective Time as provided in this Paragraph 1.05.

             (g) Fractional Shares. If the conversion of the shares of CNB Stock held by any CNB shareholder results in a fraction of a share of MFC Common Stock, then, in lieu of issuing that fractional share, MFC will pay to that shareholder cash in an amount equal to that fraction multiplied by the Market Value.

             (h) Lost Certificates. Following the Effective Time, shareholders of CNB whose CNB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into which their CNB Stock has been converted in accordance with and upon compliance with reasonable conditions imposed by MFC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amount satisfactory to MFC.

     1.06. ARTICLES OF INCORPORATION, BYLAWS AND MANAGEMENT. The Articles of Incorporation and Bylaws of MFC in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of MFC as the surviving corporation in the Merger, and the officers and directors of MFC in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

     1.07. CLOSING; EFFECTIVE TIME. The consummation and closing of the Merger and other transactions contemplated by this Plan of Merger (the "Closing") shall take place at the offices of MFC's legal counsel, Ward and Smith, P.A., in Raleigh, North Carolina, or at such other place as MFC shall designate, on a date mutually agreed upon by CNB and MFC (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 30 days following the expiration of all such required waiting periods).

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


At the Closing, CNB and MFC shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina and Virginia law) as are agreed upon by the parties and/or as required by law to consummate the Merger and cause it to become effective.

     Subject to the terms and conditions set forth in this Plan of Merger, the Merger shall become effective on the date and at the time (the "Effective Time") specified in Articles of Merger executed by MFC and filed by it with, and as provided in the Certificates of Merger issued by, the North Carolina Secretary of State and the Virginia State Corporation Commission in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

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